Exhibit 10.28

CONFIDENTIAL

June 6, 2008

Dr. Said Saim, Ph.D.

5 Nature View Lane

New Milford, CT 96776

Dear Said,

Collegium Pharmaceutical is very pleased to present you with the following offer to join our organization. This letter confirms our offer and your acceptance of the position described below. We consider this position to be very important to our Company’s success. As we continue to grow, we believe this position will offer you the opportunity for professional growth while allowing you to make contributions which will further Collegium’s goals.

Position title: Senior Director, Pharmaceutical Development

Reporting to: Vice President, Technical Operations

Responsibilities: Responsible for scale-up activities for the DETERx program, lead tech transfer of Manufacturing Process and Analytical Method for Oral product programs, and participate in the Company IER program. Support/prepare Regulatory documentation (IND, ANDA, NDA, others) and build team necessary to support the stated programs. Member of the Corporate Management Team.

Compensation:	Starting Annual Salary - $140,000

Bonus Potential- you will be eligible to receive up to 15% of your base salary in annual bonus. This bonus is dependent on achieving both individual and company goals.

Initial Stock Options - You will be issued an initial grant of 25,000 option shares at fair market value as determined by the company’s board of directors. All options vest over a period of 4 years as per the Company Option Plan (you will be provided a copy of the plan that describes the specifics). You will be eligible to receive new grants of options on an annual basis based upon performance.

Benefits:	Vacation - Three (3) weeks per year.

Health insurance - You will have the opportunity to participate in the company’s Health insurance plan (currently BC/BS of RI) [Note-The Company currently contributes 70% of the premium for your Coverage, with the employee contributing 30%].

Dental Coverage- A group dental plan is offered by the company, the employee contributes the entire premium.

401K Plan- the company offers a 401K plan. The company currently matches 50% of the first 4% of the employees contributed salary.

Group Life & Group LTD Insurance- 1 time annual salary up to a maximum of $250,000. Receive 2 times annual salary (up to a maximum of $10,000/month) for any illness or injury, on or off the job. Benefits will begin after 180th day of disability and will continue each and every month to age 65 if necessary.

Relocation Benefits:
1)

The company will provide $25,000.00 cash for the payment of incidentals which include (house hunting trips, temporary living, incidental out of pocket expenses, relocation related travel expenses, closing costs on new house mortgage. This will be paid according to the following schedule: $7,000.00 at Start Date, $7,000.00 30 days of Start Date, and $11,000.00 at the closing of your new house. You will be responsible for all your local, state and federal tax liabilities for these payments.

	2)	The company will pay all reasonable and customary actual costs (with receipts) for moving of household goods.

	3)	In the event that your employment with Collegium is less than 1 year, you are responsible for reimbursing the company for the amount paid to you for these Relocation Benefits.

Start date:		August 4, 2008 in Cumberland, RI

Contingency:		This offer is contingent upon Collegium Closing of its latest round of financing, which is expected to be June 23rd, 2008.

Offer Expiry:		June 16th, 2008

Other information: Collegium typically conducts performance reviews on the anniversary date of an employee’s hire. At that time, you will receive feedback from your supervisor and may be considered for a salary adjustment and an additional option grant. The Company also requires that you execute our standard Employee Confidentiality and Inventions Agreement and comply with all Federal and State employment laws and regulations.

If the terms of this offer are acceptable, please indicate by signing and returning this letter to me. Please feel free to contact me if you have any questions. We believe that Collegium represents a very exciting place to work and that your accomplishments and skill set will make a significant contribution. We all look forward to having you work with us here.

Best regards,

/s/ Heow Tan	6/6/08	Accepted by:	/s/ Said Saim, Ph.D.
Heow Tan			Said Saim, Ph.D.
Vice President, Technical Operations

		Date:	6/16/08